Exhibit 99.1
NEWS RELEASE
Basic Earth Updates Montana Horizontal Bakken Efforts
Denver, Colorado, February 6, 2006 — Basic Earth Science Systems, Inc. (Basic or the Company) (BSIC.OB) reported that, along with its partner, it has drilled and completed a new horizontal well, the Halvorsen 21X-36, in Richland County, Montana. Even though the well is still flowing back completion fluids, production rates in excess of 300 barrels of oil per day have been recorded. Basic has an approximate 26 percent working interest in the well which is operated by Headington Oil, L.P.
In related events, the previously disclosed Johnson 3-21H well in Richland County, Montana, is currently shut-in undergoing downhole diagnostic pressure tests in an effort to determine the cause of an abnormally steep production decline.
“We are pleased to announce what appears to be the successful completion of our newest horizontal Bakken well” said Ray Singleton, president of Basic. “Indeed, we are hopeful that this well will duplicate the results of the first Halvorsen well. Regarding our future plans, the next few months should be exciting. With a number of efforts both underway and in the planning process we anticipate exceeding last year’s impact to the Company’s production and profitability.”
In a Form 8-K filed in conjunction with this press release, the Company has provided both expanded discussion of these ventures and discussion of ancillary events. Readers are encouraged to review this Form 8-K to obtain a complete understanding of matters referenced in this press release.
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin (in North Dakota and Montana), the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC.OB.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ended June 30, 2005 and September 30, 2005 in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.